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Exhibit 10.34

        Immunicon Corp. (CRO)

AND

Igeneon Krebs-Immuntherapie Forschungs—
und Entwicklungs-AG (Sponsor)

Master Services Agreement

THIS AGREEMENT is made

BETWEEN:

        (1)   Immunicon Corp. the registered office which is situated at 3401 Masons Mill Road Huntingdon Valley, PA 19006 ("CRO"); and

        (2)   IGENEON Krebs-Immuntherapie Forschungs- und Entwicklungs AG, Brunner Str.59, A-1230 Vienna ("Sponsor").

WHEREAS:

        (A)  The Sponsor is responsible for the initiation, management, and/or financing of Clinical Trials.

        (B)  CRO has established a method of determining disseminated tumor cells in peripheral blood and bone marrow that has proven not to interfere with the immune response generated by the Sponsor's IGN101 vaccine.

        (C)  The Sponsor may request CRO from time to time to undertake Services related to the provision of clinical trials.

        (D)  Where CRO agrees to undertake the Services it will be on the terms and conditions set out in this Agreement.

WHEREBY IT IS AGREED as follows:

1.     Definitions

        The following expressions, which are frequently used in this Agreement, shall have the meanings attributed to them below. Other less frequently used expressions are defined in the body of this Agreement.

Expression	Meaning
"Assay"	means the System of laboratory analysis of CRO to determine and quantity disseminated tumor cells in Samples of peripheral blood or bone marrow.
"Clinical Trial"	means the clinical trial as detailed in a Protocol.
"Change Order"	means a minor amendment or addition to any Order. This can be requested by either party and must be agreed in writing through a Change Order Form before implementation.
"Ethics Committee"	has the same meaning as it does in the ICH Guideline
"Essential Document"	has the same meaning as it does in the ICH Guideline.
"Effective Date"	is XXXX.
"Good Clinical Practice"	has the same meaning ascribed to it in the ICH Guideline.
"Good Laboratory Practice"	has the same meaning ascribed to it in the Guidance for Industry and the Good Laboratory Practice ICH Guidelines.

"ICH Guideline"	means the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) as the same may be amended or re-issued from time to time.
"Investigators"
means those registered medical practitioners responsible for the conduct of Clinical Trials at Trial Sites. In the event that a Clinical Trial is conducted by a team of individuals at a Trial Site, all of the team members are Investigators and the Investigator leading the team, when referred to separately from the other Investigators, will be called the Principal Investigator.
"Investigational Product"	has the same meaning as it does in the ICH Guideline.
"Materials"	means any and all materials provided by the Sponsor to the Investigators in connection with this Agreement including but not limited to any Investigational Product.
"Modification"	means a major change to any Order or Service that requires a new Order to be agreed.
"Order"
means a request made by the Sponsor to CRO for CRO to arrange for the Services to be provided in respect of a Clinical Trial which is accepted by CRO on the terms detailed in a Clinical Trial Order in the form detailed in the Schedules One.
"Proprietary Information"	means:—
(a)
in the case of CRO, any and all information which is now or at any time hereafter in the possession of CRO and which relates to the Assay and System and CRO's business, including without limitation research, data, know-how, formulae, technical operations, processes, designs, patents, photographs, drawings, specifications, software programmes, samples, other matters related to CRO's business and any other material bearing or incorporating any information relating to the System;

(b)
in the case of the Sponsor, any and all information which is now or at any time hereafter in the possession of the Sponsor and which relates to the Sponsor's business including without limitation, research, data, know-how, formulae, technical operations, processes, designs, patents, photographs, drawings, specifications, software programmes, samples, other matters related to the Sponsor's business and any other material bearing or incorporating any information relating to the Sponsor's Business.
"Protocol"
means a document appended to an Order which may (subject to the approval of the Ethics Committee or appropriate regulatory authority) be amended from time to time providing the background, rationale, and objective(s) of a Clinical Trial and describes its design, methodology, and organisation, including statistical considerations. Following any such amendment references to "the Protocol" shall be deemed to mean the Protocol so amended.
"Services"	means the services to be performed by CRO or the Investigators as set out in the relevant Order as may be amended from time to time by written agreement between the Sponsor and CRO.
"Samples"	means the samples of Trial Subjects that are subject to the determination of disseminated tumor cells according to the CRO's SOP, which samples are either samples of peripheral blood or bone marrow.
"SOP"
means standard operating procedure for determining disseminated tumor cells in peripheral bood or bone marrow, including logistics, sample management, assay performance, formate of the results and archiving of data.

"System"
means the data bases, know-how, systems and procedures and specialised staffing structure developed by CRO for use in connection with the support of clinical trials including the logistics to quantity disseminated tumor cells in samples within a predefined time, and the SOP for providing the Services.
"Trial Subject"	means an individual who participates in a Trial either as a recipient of an Investigational Product or as a control.
"Trial Site"	means the location(s) where Clinical Trial Activities are actually conducted.

        In this Agreement the singular includes the plural and vice versa.

        The clause headings are for ease of reference only and do not form part of this Agreement for the purposes of its interpretation or construction.

2.     Terms and Scope of Agreement

        2.1   This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with clause 13 below.

        2.2   All Orders placed by the Sponsor and accepted by CRO shall be subject to the terms and conditions of this Agreement as varied or added to by the terms of the relevant Order.

        2.3   Save where expressly varied by the terms of this Agreement or the Order or the Protocol, the obligations of the Sponsor and Investigators in connection with Clinical Trials shall include those detailed in the ICH Guideline.

3.     System

        3.1   CRO shall ensure that:

          (a)   the Assay is appropriately qualified and validated as required by Good Laboratory Practice;

          (c)   it is capable of, and have the time, commitment, skills, experience, approval or consents necessary to carry out the Services;

          (d)   it has all appropriate facilities and staff necessary to carry out the Services including the management of Samples for laboratory analysis;

          (f)    will comply with the monitoring and review procedures (including source data verification) detailed in clause 7 of this Agreement;

4.     Services

        4.1   From time to time the Sponsor may place an Order with CRO.

        4.2   CRO shall use its reasonable endeavours to ensure that the work is carried out:

          (a)   in accordance with the requirements specified in the Protocol and the Order, and subject to clause 5.2, and any other reasonable instructions of the Sponsor including without limitation the Sponsor's standard operating procedures;

          (b)   in accordance with:—

              (i)  Good Laboratory Practice and Good Clinical Practice;

             (ii)  the ICH Guidelines;

            (iii)  all relevant laws, regulations and directions in operation in each country in which the Services are being provided;

          c)     to the time lines set out in the Order.

        4.3   CRO shall use its reasonable endeavours to ensure that it will:

          (b)   promptly disclose to the Sponsor any unexpected or unusual results or observations arising from Services in accordance with the procedure and requirements specified in the Protocol and the Order;

          (c)   report as soon as reasonably practicable to the Sponsor the occurrence of any event either within or beyond their control which is likely to affect the carrying out of Services in accordance with this Agreement and the Order;

          (d)   liaise with the Sponsor as directed in the Protocol or in the Order and as reasonably required by the Sponsor from time to time.

5.     Changes to Services and Trial Sites

        5.1   Either party may request a minor amendment or addition to the Services and the related SOP at any time by written notice. This request shall be referred to as a Change Order.

        5.2   After consultation, each party will agree in writing to the proposed amendment or addition, indicating any alterations to the Order considered necessary as a consequence of the proposed change. The details of such alterations, such as, but not limited to, the cost or nature of the Services, shall be agreed in a Change Order Form, to be signed by both parties.

        5.3   CRO shall not implement amendments or additions to the Services and the related SOP until changes and any consequential changes to the terms of the Order have been agreed and confirmed in a Change Order Form by CRO and the Sponsor.

        5.4   If the magnitudes of the amendments or additions to the Services are such that they represent a major change to the basic terms of the Order—such as but not limited to the issuing of a new protocol or a prolonged delay in the commencement of the Order—CRO reserves the right to define this as a Modification of the terms of the Order. Under these conditions, both parties will agree that a new Order will be prepared to take account of the changed conditions and terms of the Services.

6.     Essential Documents and Materials

        6.1   The Sponsor will supply to CRO all those Essential Documents and Materials that are necessary to enable CRO to carry out the Services in accordance with this Agreement, the Order and the Protocol.

        6.2   The Sponsor and CRO will comply with their obligations under the Protocol and the Order.

7.     Monitoring Audit and Regulatory Authority Inspection

        7.1   The Sponsor and CRO agree that the Sponsor (and any duly appointed contractors of the Sponsor of whom CRO have received prior written notice) shall monitor and be entitled to audit the conduct of the Services within normal working hours by the CRO and upon reasonable prior written notice to the CRO. Such monitoring and auditing may take such form as the Sponsor reasonably thinks fit and shall include without limitation the right to inspect any facility used for the Services and to examine any procedures and records relating to the Services.

        7.2   Unless otherwise agreed by CRO the Sponsor in any event shall give not less than 3 business days prior written notice to CRO of its intention to monitor and/or audit.

        7.3   In the event that any regulatory authority having jurisdiction over or an interest in the conduct of the Clinical Trials carries out or gives notice of its intention to carry out any inspection or investigation of CRO, or otherwise takes any action in relation to a Clinical Trial, CRO shall as soon as reasonably practicable notify the Sponsor in detail of the action being taken or proposed. The Sponsor and CRO shall co-operate with any such inspection or investigation. The Sponsor shall have the right to be present at any such inspection or investigation and to participate in any action arising therefrom.

8.     Data/Confidentiality

        8.1   All data and work product relating to the Services performed hereunder, including all case report forms, data, documentation, information, materials and results in whatever form generated during the conduct of all Studies under an Order hereunder, shall be owned by the party generating them. The Sponsor owns all clinical data from patients' case report forms, data, documentation, information, materials and results in whatever form that relates to the Investigational Product and its clinical use. CRO is hereby granted a irrevocable, royalty-free world-wide right and unrestricted license to utilize all such case report forms, data, documentation, information, materials and results in whatever form that relates to the Investigational Product and its clinical use for all research and regulatory purposes, as may be necessary to file and obtain regulatory approvals of its Assay and System and any product or service related thereto. CRO owns all data, documentation, information, materials and results in whatever form which relates to the processing of Samples to carry out the Services. The Sponsor is hereby granted an irrevocable, royalty-free, world-wide right and unrestricted license to utilize all such data, documentation, information, materials and results in whatever form that relates to the processing of Samples to carry out the Services for all research and regulatory purposes, as may be necessary to file and obtain regulatory approvals of its Investigational Product. In consideration of CRO disclosing information relating to the Assay and System to the Sponsor and in consideration of the Sponsor disclosing information relating to the Sponsor's business to CRO, both CRO and the Sponsor will accordingly not directly or indirectly use or disclose any of the Proprietary Information in whole or in part save for the purposes of and in accordance with this Agreement. The submission of information to regulatory authorities for the purpose of filing for a regulatory approval of the System and/or any components thereof and the Investigational Product shall not be considered as a disclosure subject to this clause 8.1.

        8.2   The foregoing restrictions on the recipient shall not apply to any Proprietary Information which:

the recipient can prove by documentary evidence produced to CRO or the Sponsor as the case may be that such Proprietary Information was already in the possession of the recipient and at its free disposal before the disclosure hereunder to the recipient;

          (b)   is hereafter disclosed to the recipient without any obligations of confidence by a third party who has not derived it directly or indirectly from CRO or the Sponsor as the case may be;

          (c)   is or becomes generally available to the public through no act or default on the part of the recipient or the recipient's contractors or employees;

          (d)   is required to be disclosed by any Court or Tribunal or under any statutory regulatory or similar legislative requirements subject to the imposition of obligations of confidentiality wherever reasonably practicable provided that in the event of disclosure under this clause 8.2(d) the recipient promptly notifies CRO or the Sponsor as the case may be of any request for such disclosure and details of exactly what disclosure is made;

          (e)   which the recipient reasonably requires to disclose in order to use the results of the Clinical Trial for regulatory purposes.

        8.3.  On request of CRO or the Sponsor, as the case may be, made at any time shall deliver to CRO or the Sponsor as the case may be all documents and other material in the possession, custody or control of the recipient that bear or Incorporate any part of the Proprietary Information except for those materials reasonably required by the Sponsor to enable the use of the results of the Clinical Trial for regulatory or promotional purposes; provided, however, that one (1) copy of all such documents and other material may be retained in the files of legal counsel for CRO or the Sponsor as the case may be in order to verify each party's obligations with respect to Proprietary Information under this Article 8.

9.     Publications

        9.1   Any formal presentation or publication of data collected as a direct or indirect result of the Services under this Agreement will be considered as a joint publication by the Investigator(s) and the appropriate personnel of Sponsor and CRO. Authorship will be determined by mutual agreement. Any intended communication shall be received by both Sponsor and CRO reasonably in advance of submission for publication (at least 15 working days for an abstract or material to be presented orally and 45 working days for a manuscript). This request is made so as to allow review of the communications for accuracy (thus avoiding potential discrepancies with submissions to regulatory authorities), to verify that Proprietaryl Information is not inadvertently being divulged, to allow adequate input or supplementary information that may not have been available to the Investigator(s), and to allow establishment of co-authorship. A manuscript for publication has to be jointly finalized within 1 year after termination of the Clinical Trial performed to which the publication relates.

        9.2   Neither Sponsor nor CRO shall use the name or trademark of the other party in any publicity, advertising or news release without the prior written approval of that other party.

10.   Intellectual Property Rights

        10.1 All inventions, discoveries, improvements and original works conceived or made by CRO in the course of providing the Services shall be owned by the CRO; provided, however that for any of the foregoing that relate directly to the Investigational Product, CRO hereby grants Sponsor an exclusive, royalty-free, unrestricted world-wide license, with the right to sublicense, to utilize any such inventions, discoveries, improvements and original works that relate directly to the Investigational Product to develop, make, have made, use, sell, import and export the Investigational Product.

        10.2 CRO acknowledges that it has no right in any Investigational Product or the Essential Documents supplied by the Sponsor to the Investigators all of which shall be regarded by CRO as the property of the Sponsor and CRO shall, at the request and expense of the Sponsor, execute all such documents and deeds and do all such things as may be necessary or desirable to give full effect to the foregoing.

        10.3 The Sponsor acknowledges that it has no right to the Assay or the System or any part thereof all of which shall be regarded by the Sponsor as the exclusive property of CRO and the Sponsor shall, at the request and expense of CRO, execute all such documents and deeds and do all such things as may be necessary or desirable to give full effect to the foregoing. Provided, however, CRO shall grant Sponsor the right to use free of charge any information reasonably required to use the results of the Clinical Trial for regulatory or promotional purposes, subject to the restrictions regarding the use of Proprietary Information set forth in this Agreement.

11.   Indemnity and Compensation for Injury

        11.1 By Sponsor

        11.1.1 In consideration of the participation by CRO and any approved contractors in providing the Services and subject to clause 11.2 below, the Sponsor will fully indemnify and hold harmless CRO against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of the Sponsor and all legal and expert costs and expenses) made or brought (whether successful or otherwise) by or on behalf of Trial Subjects taking part in Clinical Trials (or their dependants Estate or Personal Representatives) against CRO and its staff and contractors for personal injury (including death) to Trials Subjects arising out of or relating to the Clinical Trials, the administration of the Investigational Product(s) or any clinical intervention or procedure provided for or required by the Protocol to which the Trial Subjects would not have been exposed but for their participation in the Clinical Trial.

        11.1.2 The above indemnity by the Sponsor shall not apply to any such claim or proceedings:

          (a)   to the extent that such personal injury (including death) is caused by the grossly negligent or willfull acts or omissions or breach of statutory duty of CRO and its staff and contractors;

          (b)   to the extent that such personal injury (including death) is caused by the failure of CRO and its staff and contractors to conduct the Clinical Trial in accordance with the Protocol;

          (c)   unless as soon as reasonably practicable following receipt of notice of such claim or proceeding, CRO and its staff and contractors notify the Sponsor in writing of it and upon the Sponsor's request, and at the Sponsor's sole cost, give the Sponsor the option to have full care and control of the claim or proceedings using legal representation of its own choosing, such option to be exercised by giving written notice to CRO within ten days from receipt of notice of such claim or proceeding from CRO;

          (d)   if CRO and its staff and contractors shall have made any admission in respect of such claim or proceedings or taken any action relating to such claim or proceeding prejudicial to the defence of it without the written consent of the Sponsor, such consent shall not be unreasonably withheld. Provided that this condition shall not be treated as breached by any statement properly made by CRO and its staff and contractors in connection with the operation of complaints procedures, accident reporting procedures or disciplinary procedures or where such statement is required by law or regulations of a governmental authority.

        11.1.3 The Sponsor or CRO, as the case may be, shall keep CRO or the Sponsor, as the case may be, and its staff and contractors and their respective legal advisers fully informed of the progress of any such claim or proceedings, will consult fully with the other party and its staff and contractors on the nature of any defence to be advanced.

        11.1.4 Without prejudice to the provisions of clause 11.2 above, CRO will use its reasonable endeavours to inform the Sponsor promptly of any circumstances reasonably thought likely to give rise to any such claim or proceedings of which it is directly aware and shall keep the Sponsor reasonably informed of developments in relation to any such claim or proceedings even where CRO decides not to make a claim under this indemnity. Likewise, the Sponsor shall use its reasonable endeavours to inform CRO of any such circumstances and shall keep CRO reasonably informed of developments in relation to any such claim or proceeding made or brought against the Sponsor alone.

        11.1.5 CRO and the Sponsor will each give to the other such help as may reasonably be required for the efficient conduct and prompt handling of any claim or proceedings by or on behalf of the Trial Subjects (or their dependants Estate or Personal Representatives) or concerning such a declaration as is referred to in clause 11.2(b) above.

        11.2 By CRO

        11.2.1 CRO will fully indemnify and hold harmless the Sponsor and its affiliates, agents, officers and employees from and against all claims and proceedings (to include any settlements or ex gratia payments made with the consent of CRO and all legal and expert costs and expenses) made or brought (whether successful or otherwise) by or on behalf of Trial Subjects taking part in Clinical Trials (or their dependants Estate or Personal Representatives) against the Sponsor, its staff or contractors for personal injury (including death) to Trials Subjects arising out of or relating to the Clinical Trials, the administration of the Investigational Product(s) or any clinical intervention or procedure provided for or required by the Protocol to which the Trial Subjects would not have been exposed but for their participation in the Clinical Trial, which result directly from the gross negligence or wilful default of CRO in the performance of this Agreement.

        11.2.2 The above indemnity by CRO shall not apply to any such claim or proceedings:-

          (a)   to the extent that such personal injury (including death) is caused by the negligent or willful acts or omissions or breach of statutory duty of the Sponsor and its staff and contractors or to the extent that such personal injury (including death) is caused by procedures conducted in accordance with the Protocol;

          (b)   unless as soon as reasonably practicable following receipt of notice of such claim or proceeding, the Sponsor and its staff and contractors notify CRO in writing of it and upon CRO's request, and at CRO's sole cost, give CRO the option to have full care and control of the claim or proceedings using legal representation of its own choosing, such option to be exercised by giving written notice to the Sponsor within ten days from receipt of notice of such claim or proceeding from the Sponsor:

          (d)   if the Sponsor and its staff and contractors shall have made any admission in respect of such claim or proceedings or taken any action relating to such claim or proceeding prejudicial to the defence of it without the written consent of CRO, such consent shall not be unreasonably withheld. Provided that this condition shall not be treated as breached by any statement properly made by the Sponsor and its staff and contractors in connection with the operation of complaints procedures, accident reporting procedures or disciplinary procedures or where such statement is required by law or regulations of a governmental authority.

12.   Payment

        12.1. CRO will perform the Services at its own cost and expense, including transfer of Samples from the trial sites to its facility, and archiving of data.

13.   Termination Provisions

        13.1 Either party shall be entitled to terminate this Agreement forthwith by written notice to the other in accordance with clause 15 below:—

          (a)   if the other party commits an irremediable breach of this Agreement or commits a remediable breach of this Agreement but fails to remedy the breach within 30 days of receiving written notice from the other requiring such remedy;

          (b)   if the other party shall become insolvent by reason of its inability to pay its debts as they fall due or shall go into liquidation whether voluntary or compulsorily other than for the purposes of a solvent reconstruction or amalgamation or shall make any arrangement or compulsion with its creditors or shall have an Administrator and/or Administrative Receiver appointed of all or any part of its assets or takes or suffers any similar action in consequence of a debt or suffers distress or execution to be levied or threatened on any of its property;

          (c)   if either party ceases or takes steps to cease carrying on its business;

          (d)   if entitled to pursuant to clause 17.2 of this Agreement.

        13.2 if the Sponsor terminates any Order, or any part of an Order, or this Agreement other than for reasons described in clause 13.1, the Sponsor shall pay to CRO a sum equivalent to:

          (b)   full payment for Services carried out to date at the point of termination and any work which cannot be immediately cancelled.

          (c)   all reasonable costs incurred in terminating the Order and carrying out the requirements set out in Clause 12.3. Both parties will agree these sums in a Change Order form signed within 30 (thirty) working days of the date of termination.

        13.3 Upon termination of this Agreement or cancellation of any Order for whatever reason CRO shall use its reasonable endeavours to ensure—

          (a)   the return to the Sponsor of any remaining Materials in accordance with the Sponsor's instructions;

          (c)   that the Investigators make available for collection or return or forward to the Sponsor any and all documentation used to record data collected during the carrying out of the Services, papers and/or reports in documentary or written form including any and all extracts, photocopies and abstracts of the same within sixty (60) days of termination or cancellation or such period as is agreed. CRO may retain copies of such data and documents to the extent that such retention is reasonably necessary for regulatory or insurance purposes subject to compliance with clause 7.

        13.4 Provided that where an Order is cancelled but this Agreement remains in force the provisions of Clauses 12.3 and 13.2 (c) shall only apply in so far as they relate to the cancelled Order.

        Upon termination of this Agreement or cancellation of any Order for breach or insolvency on the part of CRO, CRO shall assist the Sponsor in entering into arrangements with other CROs to permit the completion of the Clinical Trial. Termination of this Agreement shall not affect any rights or obligations of CRO, the investigators or the Sponsor that may have accrued prior to termination. Clause 7, 8, 9, 10 and 11 of this Agreement shall survive the termination or expiry of this Agreement.

14.   Assignment and Sub-contracts

        14.1 CRO shall not assign or sub-contract any of its rights, duties or obligations whatsoever or any part or parts herein contained without the prior written consent of the Sponsor, which consent shall not be unreasonably withheld.

        14.2 If the Sponsor gives consent to sub-contract, CRO shall remain responsible for performance by its sub-contractor. CRO shall obtain from its sub-contractor a signed undertaking to the Sponsor to observe the confidentiality restrictions in this Agreement as they would apply to CRO, before disclosing Materials and Proprietary Information of Sponsor to such sub-contractor.

        14.3 CRO shall not relocate the Services to a different geographical location without the prior written consent of the Sponsor, such consent not to be unreasonably withheld.

15.   Notices

        Any notice (the "Notice") required to be given for the purposes of this Agreement shall be given by sending the same by registered mail, facsimile or e-mail to, or by delivering the same by hand at, the relevant address shown in this Agreement or such other address as shall have been notified (in accordance with this clause) by the party hereto concerned as being its address for the purposes of this clause. Any Notice so sent upon receipt, as shown by written evidence or confirmation, provided that any Notice sent by facsimile shall be deemed to have been served on the next business day following the date of despatch thereof.

16.   Independent Contractors

        16.1 The relationship of the parties hereto is that of Independent Contractors and neither party shall hold itself out to third parties, as purporting to act on behalf of, or serving as an agent of, the other party.

        16.2 Save as detailed in clause 10 above neither party shall incur liability on behalf of the other, or in any way pledge or purport to pledge the credit of the other or make contracts on behalf of the other.

17.   Severability

        17.1 Each of the restrictions and provisions contained in this Agreement and in each clause and sub-clause hereof shall be construed as independent of every other restriction and provision to the effect that if any provision of this Agreement or the application of any provision to any person, firm or company or in any circumstances shall be determined to be invalid or unenforceable, then save as provided in clause 16.2 below, such determination shall not affect any other provision of the Agreement or the application of any such provision to any person, firm or company or circumstances all of which other provisions shall remain in full force and effect.

        17.2 In the event that any provision of this Agreement shall be deemed to be invalid or unenforceable by a court of law of competent jurisdiction or other competent authority in any way that shall substantially alter the relationship between the parties hereto or the advantages derived from such relationship then the parties shall on request from either of them enter into bona fide negotiations directed towards agreeing a modification to this Agreement to restore the situation if practicable or to compensate for such alteration if not. If the parties are unable to agree on such modification or compensation within 12 weeks after the notice request has been received by the party not affected then either party may terminate this agreement.

18.   Precedence

        In the event of any inconsistency between any provision of this Agreement and the Order or the Protocol, the provision of this Agreement shall govern and prevail, provided, however, that if such provision shall be inconsistent with any protocol of a study in existence prior to the date this Agreement is effective, the parties will attempt in good faith to reach a mutually satisfactory resolution of such inconsistency.

19.   Waiver

        The failure of either party at any time to require performance by the other of any of the provisions of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver, indulgence or toleration by either party of a breach of any of the provisions hereof by another be taken or held to be a waiver, indulgence or toleration of any succeeding breach of such provision or as a waiver, indulgence or toleration of the breach thereof.

20.   Entire Agreement

        20.1 This Agreement together with all Orders and the Protocol embodies the entire understanding of the parties in relation to the subject matter hereof and there are no promises, terms, conditions and obligations, oral or written, express or implied, other than those contained herein.

        20.2 No amendment or variation in this Agreement shall be valid and effective unless in writing and signed on behalf of both parties. Following any such amendment references to "this Agreement" shall be deemed to mean this Agreement so amended.

21.   Force Majeure

        No party shall be liable for any delay in performance or failure to perform this Agreement if due to an act or occurrence beyond the reasonable control of the respective party, but the affected party shall promptly upon the occurrence of such an event so inform the other party in writing stating that such event has delayed or prevented its performance hereunder and thereafter such party shall take all action within its power to comply with the terms of this Agreement as fully and promptly as possible.

22.   Governing Law

        This Agreement shall be governed by and construed in accordance with Austrian law without giving effect to any conflict of law principles or the United Nations Convention on International Sale of Goods or any other law. All claims arising in connection with or arising out of this Agreement shall be resolved by the competent court in Vienna/City (Wien Innere Stadt).

Signed by:

/s/ [ILLEGIBLE]	17.12.02
FOR AND ON BEHALF OF CRO
/s/ [ILLEGIBLE]	17.12.2002	/s/ [ILLEGIBLE]	17.12.02
FOR AND ON BEHALF OF Sponsor			[igeneon LOGO] Immunotherapy of Cancer
			IGENEON Krebs-Immuntherapie Forschungs- und Entwicklungs-AG Brunner Strasse 59 A-1230 Wien Tel. +43-1-869 8050-235

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  Exhibit 10.34